Exhibit 10.2

October 1, 2007

Mr. Daniel Atler

47669 Fremont Blvd.

Fremont, CA 94538

Re:	Separation and Release Agreement

Dear Dan:

This letter is to confirm our agreement with respect to the conclusion of your employment with Ikanos Communications, Inc. (“Ikanos”). To ensure that there are no ambiguities, this letter first explains in detail both your rights and obligations and those of Ikanos upon termination of your employment. If, in exchange for a release, you wish to accept additional benefits to which you would otherwise not be entitled, indicate your agreement by signing, dating and returning the enclosed Release Agreement to the undersigned.

1.	Separation from Employment.

We have agreed that your employment with Ikanos ended effective September 28, 2007. From that date forward, you were no longer an employee of Ikanos. You have been paid all earned and unpaid salary together with any accrued and unused vacation pay, less withholding taxes and other deductions required or permitted by law in your final paycheck on September 28, 2007. Nothing herein alters your status you held as an at-will employee during your tenure at Ikanos.

Your coverage under the Ikanos group plans ended on September 30, 2007. However, you will have the opportunity to exercise your option to continue the benefits under the Ikanos group health plans under COBRA after that date. You will be provided a benefits packet containing information on your COBRA rights and conversion to a direct pay plan. Please call Ikanos’ Human Resources Administrator if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case we need to mail you future W-2’s and other correspondences to your attention.

In addition, please note that your obligations under any proprietary and inventions assignment agreement will still remain in effect.

2.	Release Agreement.

In addition to the foregoing to which you are entitled, Ikanos is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for an agreement to release all claims known or unknown. If you wish to accept such additional benefits in consideration for the release, your signature below will reflect your agreement. You may take 21 days from receipt of this letter (i.e., until October 22, 2007) to consider whether you wish to accept these additional benefits in exchange for the release. Please also note that even if you do sign this Release Agreement, you may change your mind and revoke it and forego the additional benefits, provided you notify the undersigned in writing within seven (7) days of your signing that you no longer want the additional benefits.

A.	Consideration.

Provided that you have signed this Release Agreement and returned it to Ikanos, ten (10) days after your signature of an unrevoked Release Agreement, Ikanos will provide you with the consideration described and on the schedule below:

(1) Ikanos will make a one-time severance payment of $147,000.00 less applicable withholdings.

(2) Ikanos will enter into a Consulting Agreement with you in the form attached hereto as Attachment 1.

(3) Notwithstanding the terms and conditions set forth in the October 20, 2003, Notice of Stock Option Grant No. 307, reflecting a grant of options to purchase Ikanos Communications common stock under the 1999 Stock Option Plan at $0.48 per share, all remaining unvested options will vest as of September 28, 2007. You will have one (1) year after September 28, 2007, to exercise these options.

(4) Furthermore, notwithstanding the terms and conditions set forth in the Notice of Grant of Restricted Stock Units (“RSU’s”) No. 1474, reflecting grants of restricted stock units under the 2004 Equity Incentive Plan, all 15,000 of your outstanding unvested RSU’s shall accelerate and become vested as of September 28, 2007. The common stock certificates to be issued upon vesting of the RSU’s shall be issued as soon as reasonably practicable after September 28, 2007.

(5) In all other aspects not identified above, all of your stock options and restricted stock units related to the Company’s common stock will remain subject to the terms of the 1999 Stock Option Plan, the 2004 Equity Incentive Plan and the applicable award agreement or Notice of Grant, as applicable.

(6) In addition, Ikanos will continue to pay the cost for group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent previously provided by Ikanos’ group plans through September 30, 2008 or until you become eligible for group insurance benefits from another employer, whichever occurs first. You understand that you have an obligation to inform Ikanos if you receive group health coverage from another employer before September 31, 2008 and that you may not increase the number of your designated dependants if any, during this time unless you do so at you own expense. The period of such Ikanos-paid COBRA coverage shall be considered part of your COBRA coverage entitlement period, and may, for tax purposes, be considered income to you.

(7) Ikanos will pay up to $3,500.00 of your legal expenses incurred in negotiating this agreement. Payment shall be made directly to Perkins Coie after receipt of a valid invoice and taxpayer identification information.

B.	Release.

Claims You Are Releasing.

In consideration of these additional benefits, you, on behalf of your heirs, spouse and assigns, hereby completely release and forever discharge Ikanos, its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of you signing this Release Agreement, including but not limited to any claims arising out of your offer of employment, your employment or termination of your employment with the Company or your right to purchase, or actual purchase of shares of stock of the Company (including, but not limited to, all rights related to or associated with stock options and restricted stock units), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by, including but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”) and any common law tort contract or statutory claims, and any claims for attorneys’ fees and costs.

You understand and agree that this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described below. You expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.

Claims Not Released.

The only claims not released through this Release Agreement are any claims that cannot be released by law, such as claims for unemployment benefits, workers’ compensation and/or claims relating to the validity of this Release Agreement under the ADEA as amended by the OWBPA.

Claims the Company is Releasing

Ikanos, its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company”) hereby completely releases and forever discharges you from any and all claims occurring prior to the date of your signing this Release Agreement, including but not limited to any claims arising out of your application for employment and your employment with the Company, except those, whether known or unknown to the Company today, arising from acts or omissions that you knew or should have known at the time were contrary to the best interests of the Company. Enforcement of This Release Agreement.

You also understand and agree that if any suit is brought to enforce the provisions of this Release Agreement, with the exception of a claim brought by you as to the validity of this Release Agreement under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous.

You further acknowledge that during your employment, you may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. You agree not to use or disclose any such confidential information unless required by subpoena or court order, and that you will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

You agree that in order to be reimbursed for expenses incurred on or prior to September 28, 2007. you must submit an expense reimbursement request in compliance with Company policy by October 31, 2007.

You also agree that for a period of 18 months after the termination of your employment, you shall not induce or attempt to induce any employee, agent or consultant of the Company to terminate his or her association with the Company. Nothing herein shall limit you or any entity with which you are affiliated from interviewing, recruiting and hiring any such person who contacts you or any such entity in response to an generally advertised job opening. The Company and you agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by you of this paragraph, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this paragraph.

You and the Company each agree that we will not intentionally disparage the other (or, with respect to statements by you about the Company, any of its products or practices) whether orally, in writing or otherwise. Notwithstanding the foregoing, this will not limit your ability to provide truthful testimony as required by law or any judicial or administrative proceeding.

This Release Agreement constitutes the entire agreement between yourself and the Company with respect to any matters referred to in this Release Agreement. This Release Agreement supersedes any and all of the other agreements between yourself and the Company, except for (1) any proprietary and inventions assignment agreement, which remain in full force and effect, (2) those provisions of the 1999 Stock Option Plan and the 2004 Equity Incentive Plan and award agreements or Notices of Grant referenced in Sections 2.A.(3) through (5) above and not superseded by the provisions of such sections, (3) the D&O Agreement which remains in full force and effect, (4) your rights to reimbursement and indemnification under Ikanos’s Certificate of Incorporation,

Bylaws and insurance policies and (5) the Consulting Agreement. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. You understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either yourself or the Company. You also agree that if any provision of this Release Agreement is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California.

Prior to execution of this Release Agreement, you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment. The Company has informed you in writing to consult an attorney before signing this Release, if you wish. The Company has also given you at least 21 days in which to consider this Release Agreement, if you wish. You also understand that for a period of seven (7) days after you sign this Release Agreement, you may revoke this Release Agreement, and that the Release Agreement shall not become effective until seven (7) days from the date of your signature, or on your last day of employment, whichever is later.

You have read this Release Agreement and understand all of its terms. You further acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.

Ikanos Communications, Inc.

Dated: October 1, 2007	/s/ Michael A. Ricci
Michael A. Ricci
Chief Executive Officer

EMPLOYEE’S ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated: October 1, 2007	/s/ Dan Atler
Dan Atler

ATTACHMENT 1

Ikanos Communications, Inc.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of October 1, 2007 by and between Ikanos Communications, Inc. (the “Company”) and Dan Atler (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information.

C. Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer (other than the Company), person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

3. Ownership.

A. Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

B. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

D. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not engage into any activities that would create a conflict of interest with Consultant’s obligations or compromise in any way the Company’s Confidential Information during the term of this Agreement. Consultant’s violation of this Section 4.A will be considered a material breach under Section 6.B.

B. Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement and for a period of 12 months after the termination of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6. Term and Termination.

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) February 29, 2008 or (ii) termination as provided in Section 6.B.

B. Termination. Consultant may terminate this Agreement upon giving the Company 14 days’ prior written notice of such termination pursuant to Section 9.E of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to perform the Services. If Consultant is in breach of any material provision of this Agreement, the Company shall give the Consultant 30 day’s prior written notice of the facts and circumstances surrounding the Company’s belief that Consultant is in breach of this Agreement and Consultant has not cured the issues raised in such notice during such 30 day period. The end of such 30 day period shall constitute the termination date for all purposes of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and (2) Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Arbitration and Equitable Relief) will survive termination of this Agreement.

7. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8. Arbitration and Equitable Relief.

A. Arbitration. Consultant agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company, in its capacity as such or otherwise) arising out of, relating to or resulting from Consultant’s performance of the Services under this Agreement or the termination of this Agreement, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. CONSULTANT AGREES TO ARBITRATE, AND THEREBY AGREES TO WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ALL DISPUTES ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO: ANY STATUTORY, TORT, CONTRACT, OR COMMON LAW CLAIMS UNDER STATE OR FEDERAL LAW, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION OR WRONGFUL TERMINATION AND ANY STATUTORY CLAIMS. Consultant understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Consultant.

B. Procedure. Consultant agrees that with respect to any controversy, dispute or claim (collectively, a “Dispute”) arising out of or relating to this Agreement or breach thereof the parties shall first attempt to settle such Dispute through good faith negotiation. If the Dispute cannot be settled through negotiation, the parties agree to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.

C. Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between the Company and Consultant. Accordingly, except as provided for by the Rules, neither the Company nor Consultant will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D. Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Consultant agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of Sections 2 (Confidentiality), 3 (Ownership) or 4 (Conflicting Obligations) of this Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either the Company or Consultant seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

E. Administrative Relief. Consultant understands that this Agreement does not prohibit Consultant from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Consultant from pursuing court action regarding any such claim.

F. Voluntary Nature of Agreement. Consultant acknowledges and agrees that Consultant is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that Consultant has carefully read this Agreement and has asked any questions needed to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Consultant is waiving its right to a jury trial. Finally, Consultant agrees that Consultant has been provided an opportunity to seek the advice of an attorney of its choice before signing this Agreement.

9. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement, with the exception of any proprietary information and inventions assignment agreement signed by Consultant with the Company. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized officer of agent for each party hereto.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 9(E).

(1) If to the Company, to:

Ikanos Communication Inc.

Attention: VP Human Resources

Telephone: 510-438-6209

Facsimile: 510-438-6297

With a copy to: VP and General Counsel

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

Dan Atler, for himself		Ikanos Communications, Inc.

By:	/s/ Dan Atler	By:	/s/ Michael A. Ricci
Name:		Name:	Michael A. Ricci
Title:		Title:	CEO

Address for Notice:

EXHIBIT A

Services and Compensation

1. Contact. Consultant’s principal Company contact:

Name: Michael A. Ricci

Title: President & Chief Executive Officer

2. Services. The Services shall be decided by you and the Chief Executive Office promptly upon execution of this Agreement.

3. Term. The consulting term shall commence on October 1, 2007, and shall continue for a period of six (6) months.

4. Compensation

A. The Company will compensate Consultant by granting him 2000 restricted stock units (“RSU’s”) per month as a retainer so that Consultant makes himself available for use of his consulting services up to twenty (20) hours per week or as otherwise agreed between Consultant and the Company. Consultant need not be present at the Company to perform the Services.

B. The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

C. Every month, Consultant shall submit to the Company a written request for reimbursement of expenses in compliance with the Company’s expense policy, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.

Accepted and agreed as of October 1, 2007.

Dan Atler		Ikanos Communications, Inc.

By:	/s/ Dan Atler	By:	/s/ Michael A. Ricci
Name:		Name:	Michael A. Ricci
Title:		Title:	CEO
Tax ID #: